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                                                                    EXHIBIT 4.35


                  FURTHER AMENDMENT TO REGISTRATION AGREEMENT
                  Dated December 20, 1996 by and among Nextel,
                 Grupo Communicaciones San Luis, S.A. de C.V.,
              and each of the persons listed in Schedule I thereto


The following are excerpts of an agreement dated December 20, 1996 which relate to the above-referenced agreement.

         6.      Amendment of Section 2.1(b) of the Registration Agreement.

Section 2.1(b) of the Registration Agreement is hereby amended and restated as follows:

         "(b) Second Tranche of Registrable Securities and Carryover Registrable Securities.

                 As soon as practicable after December 20, 1996, Nextel shall use its reasonable best efforts diligently to effect a Registration Statement on behalf of each of the Sellers and Grupo, which registration would permit the offer, sale and distribution of the Second Tranche of Registrable Securities and the Carryover Registrable Securities (as defined below) by each of the Sellers, as described in the Registration Statement relating to (i) the Second Tranche of Registrable Securities and (ii) any shares of Nextel Common Stock (the "Carryover Registrable Securities") from the First Tranche of Registrable Securities that remain unsold by the Sellers at the end of the Registration Period in respect of the First Tranche of Registrable Securities."

         7. Amendment to definition of "Registration Period" in Registration Agreement.

Section 2.3(a)(i) of the Registration Agreement is hereby amended and restated as follows:

         "(i) subject to Section 2.3(b) below, keep the Registration Statement effective for the lesser of (A)(1) in respect of the First Tranche of Registrable Securities, a period of 60 days after the First Seller Share Exchange or (2) in respect of the Second Tranche of Registrable Securities and the Carryover Registerable Securities, a period of 45 days after the Forward Purchase Date (as defined in the Share Purchase and Call Option Agreement) (plus in the case of each of (1) and (2) any number of days that the holders of Registrable Securities are unable to use a prospectus pursuant to Section 2.3(b) below except if such inability arises from a change in the proposed plan of distribution by holders of Registrable Securities as contemplated by
         Section 2.5, it


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         being understood that the letter agreement, dated as of December 20,
         1996, among Nextel, Nextel Investment Company, Grupo and the Sellers, and the Amendment Agreement to the Registration Agreement, dated as of November 22, 1996, among Nextel, Grupo and the Sellers, do not constitute such a change in the proposed plan of distribution) or (B) a period until each such holder shall have completed the distribution described in the Registration Statement (the lesser of (A) and (B) being herein referred to as the "Registration Period");

         8. Amendment to definition of "Registrable Securities" in Registration Agreement.

        The definition of "Registrable Securities" is hereby amended and restated as follows:

         "'Registrable Securities' means the First Tranche of Registrable Securities, the Second Tranche of Registrable Securities and the Carryover Registrable Securities."